Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Financial Statements” in the Proxy Statement/Prospectus and “Information Incorporated by Reference” in the Statement of Additional Information included in this Registration Statement (Form N-14) of Principal Funds, Inc. and to the incorporation by reference of our report dated December 18, 2018 on the financial statements and financial highlights of MidCap Value Fund I and MidCap Value Fund III, each a series of Principal Funds, Inc., for the fiscal year ended October 31, 2018 in this Registration Statement filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
January 18, 2019